Exhibit 10.31

Finance & Administration

6840 Via Del Oro Ste. 280

San Jose, CA 95119 USA

P 408.627.4716 • F 408.362.3431

info@summitsemi.com

www.summitwireless.com

October 4, 2019

George Oliva

[Address]

[Address]

Dear George:

Summit Wireless Technologies, Inc. (the “Company”) is hereby amending and restating its offer to you to serve in the position of Chief Financial Officer of the Company (“CFO”) and Secretary of the Company. You will report to Brett Moyer, the Chief Executive Officer of the Company (the “CEO”). As CFO, you will be responsible for overseeing the Company’s accounting, finance, human resources and financial control departments. In addition, your duties and responsibilities will include those assigned to you by the CEO. This offer letter (the “Offer Letter”) amends and restates that certain offer letter provided to you by the Company, dated September 2, 2019 and fully executed September 3, 2019 (the “Original Offer Letter”), in its entirety. Your employment as CFO, on a full-time basis, commenced on September 23, 2019 (the “Full-Time Employment Commencement Date”). Prior to such date and from September 9, 2019 (the “Employment Commencement Date”) you were employed by the Company on a part-time basis.

1.	Base Salary. Effective as of the Full-Time Employment Commencement Date, the Company will pay you a base salary at the annual rate of $250,000.00. Your salary will be paid in bi-weekly installments of $9,615.38, minus applicable taxes and withholdings, in accordance with the Company’s standard policies and regular payroll schedule.

2.	Stock Award. On or after the Employment Commencement Date, and subject to the approval of the Compensation Committee of the Company’s board of directors (the “Board”), in consideration of, and as an inducement for your services as CFO, the Company will grant you an award of 150,000 shares of restricted common stock, par value $0.0001 per share, of the Company (the “Restricted Shares”). The Restricted Shares shall be subject in all respects to all terms and provisions of a restricted stock award agreement by and between you and the Company in effect at the time of such grant (the “Award Agreement”). You may also be eligible for other awards granted under the Company’s 2018 Long-Term Stock Incentive Plan, which grants, if any, will be made subject to the sole discretion of the Board.

3.	Location. Your place of employment will be the Company’s office located at 6840 Via Del Oro Ste. 280, San Jose, California 95119.

4.	Vacation. Commencing on the Employment Commencement Date, you will accrue vacation days at a rate of three (3) weeks per year and will be subject to the Company’s policies as from time to time in effect. The number of vacation days you accrue for 2019 will be prorated based on the Employment Commencement Date and any future termination date.

5.	Benefits. Commencing on the Full-Time Employment Commencement Date, you will be eligible to participate in the benefit plans and bonus programs maintained by the Company, both discretionary and non-discretionary, subject to the eligibility requirements and other terms of such plans and programs. The benefits offered by the Company may be modified or changed at the discretion of the Company.

The provision of such benefits in no way changes or impacts the at-will status of your employment.

6.	Employment At-Will. Your employment with the Company is at-will and for no specified period. As a result, you are free to resign at any time by giving the Company written notice, for any reason or no reason. Similarly, the Company is free to conclude its employment relationship with you at any time by giving you written notice, for any reason or no reason. However, in the event that either (i) your employment is terminated by the Company, without cause, within one (1) year of a Change of Control (as defined in the Award Agreement), or (ii) your title or responsibilities are materially diminished as a result of such Change of Control, all incentive equity compensation provided to you by the Company, including the Restricted Shares, shall fully accelerate and vest, and you shall receive as severance (i) all cash bonuses due to you under the Company’s incentive plans, prorated as of the effective date of termination, and (ii) an additional six (6) months of base salary and benefits. Nothing contained in this Offer Letter may be construed to guarantee employment for any length of time or otherwise change the at-will status of your employment.

7.	Compliance with Laws and Policies. As a Company employee, you are required to act in conformity with the law at all times, without exception. You will also be expected to abide by Company rules, regulations and policies as in effect from time to time, including, but not limited to those uploaded to the “Corporate Governance” section of the Company’s website (https://ir.summitwireless.com/governance-docs), which the Company shall have provided to you on or after the Employment Commencement Date and which you will be required to read and acknowledge. You agree to complete an I-9 Form (concerning work eligibility) and provide any of the accepted forms of identification specified on such form.

8.	Representations. By signing and returning this Offer Letter, you represent and warrant that you have disclosed to the Company all facts, if any, pertaining to restrictions on your ability to enter into this Offer Letter. You further represent and warrant that you are not bound by any agreements with third parties that would prevent you from lawfully performing all duties requested of you by the Company. In addition, you confirm your understanding that it is the Company’s policy not to improperly obtain or use confidential, proprietary, or trade secret information that belongs to third parties, and you agree not to use such third-party confidential, proprietary, or trade secret information for the Company’s benefit.

9.	Governing Law. The laws of the State of Delaware will govern the interpretation, validity and performance of this Offer Letter, regardless of the law that might be applied under principles of conflicts of law, except to the extent that the laws of the State of California apply to matters relating to your employment.

Please indicate your acceptance of the Company’s amended and restated offer, by signing and dating this Offer Letter in the spaces provided below and returning it to us. This Offer Letter sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, including, but not limited to, the Original Offer Letter, whether written or oral.

The Company looks forward to a mutually successful working relationship with you.

Kind Regards,

SUMMIT WIRELESS TECHNOLOGIES, INC.

By:	/s/ Brett Moyer
Name: Brett Moyer
Title: Chief Executive Officer

I HEREBY ACCEPT EMPLOYMENT WITH THE COMPANY ON THE TERMS STATED ABOVE.

Name:	/s/ George Oliva	Dated:	October 4, 2019
George Oliva